Exhibit 1

EMBRAER ANNOUNCES PROPOSED FILING OF A SHELF
REGISTRATION STATEMENT WITH THE SEC

São José dos Campos, December 19, 2006 - Embraer —Empresa Brasileira de Aeronáutica S.A. (Bovespa: EMBR3; NYSE: ERJ) (the “Company”) announced today that it intends to file an automatically effective shelf registration statement on Form F-3 with the U.S. Securities and Exchange Commission pursuant to which common shares, including common shares in the form of American Depositary Shares, or ADSs, may be offered from time to time, in one or more offerings, by Embraer or selling shareholders.  The selling shareholders may include Fundação SISTEL de Seguridade Social and Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI.  The terms of any offering will be established at the time of sale.

This release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer of these securities will be made solely by means of the prospectus to be included in the related registration statement and any prospectus supplement that may be issued with respect to such offering.

Investor Relations Tel: +55 12 3927 4404 Fax: +55 12 3922 6070 e-mail: investor.relations@embraer.com.br

Embraer Image Gallery

Visit the Embraer Image Gallery at www.embraer.com

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

Note to Editors

The Company is one of the leading manufacturers of commercial aircraft in the world, based on 2005 net sales of commercial aircraft, with a global customer base.  With headquarters in São José dos Campos, State of São Paulo, the Company has offices and customer service bases in the United States, France, Portugal, China and Singapore.

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations. The words “believe,” “may,” “is able,” “will be able,” “intend,” “continue,” “anticipate,” “expect,” and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866